CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-121153) of Energy East Corporation of our report dated June 26, 2008 relating to the financial statements of the Rochester Gas and Electric Corporation Savings Plus Plan, which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for fully benefit-responsive investment contracts and appears in this Form 11-K.

/s/ Baker Newman & Noyes Limited Liability Company
Portland, Maine June 27, 2008